Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of October 29, 2008 (the “Effective Date”) at Beaverton, Oregon between DIGIMARC CORPORATION, a Delaware corporation (“Digimarc”) with offices at 9405 SW Gemini Drive, Beaverton, Oregon 97008, and BRUCE DAVIS (“Executive”).

WITNESSETH:

WHEREAS, Executive has been Chairman of the Board and Chief Executive Officer of Digimarc Corporation, a Delaware corporation (“Old Digimarc”);

WHEREAS, Digimarc has been formed to continue the digital watermarking business of Old Digimarc and the shares of Digimarc have been distributed to the stockholders of Old Digimarc;

WHEREAS, Executive has agreed to serve as Chief Executive Officer of Digimarc; and

WHEREAS, Digimarc and Executive wish to memorialize the terms of Executive’s employment in a written agreement.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.             DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

a.             “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Digimarc.

b.             “Change of Control” shall mean: (i) any Person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a broker, bank, or trust company holding common stock of Digimarc for the account of customers who are not members of a “group” (within the meaning of Section 13(d) of the Exchange Act), becoming the record or beneficial owner of 50% or more of any class of Digimarc’s voting equity securities, as disclosed by Digimarc’s stock records or in any other way, including, without limitation, any filing with the Securities and Exchange Commission or otherwise; (ii) the purchase of 50% or more of any class of Digimarc’s voting equity securities pursuant to any tender offer or exchange offer for shares of Digimarc’s stock, other than one made by Digimarc; (iii) any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Digimarc’s stock into securities of a third party, or cash, or property, or a combination of any of the foregoing; or (iv) the sale of substantially all of the assets of Digimarc.

c.             “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

d.             “Section 280G” shall mean Code Section 280G and the Treasury regulations promulgated thereunder or any similar or successor provision.

2.             PERIOD OF EMPLOYMENT.

Digimarc agrees to employ Executive, and Executive agrees to be so employed, on the terms and conditions set forth herein for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, or on the termination date if earlier terminated as set forth herein (“Term”).

3.             DUTIES AND RESPONSIBILITIES.

a.             Position.  Executive will serve as Chief Executive Officer of Digimarc in conformity with general management policies, guidelines and directions issued by the Board of Directors of Digimarc (the “Board”), and shall perform all services appropriate to that position as designated from time to time by the Board.  Executive will report directly to the Board, and will have general charge and supervision of those functions and such other responsibilities as are customary for his position.  As long as Executive serves as Chief Executive Officer, it is the intention of Digimarc that he will continue to be nominated to serve on the Board.  It is the current intention of the Board that Executive, if serving on the Board, will also serve as Chairman of Board; provided, however, that the foregoing statement of intent shall in no way derogate from the Board’s right and power to act as it deems appropriate in the future.

b.             Duties.  Executive will work exclusively for Digimarc on a full-time basis, devoting all of his time and attention during normal business hours to Digimarc’s business.  Executive will perform his duties and responsibilities hereunder diligently, faithfully and loyally in order to facilitate the proper, efficient and successful operation of Digimarc’s business.

c.             Other Activity.  Except upon the prior approval of the Board, Executive (during the Term) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Digimarc, that might create a conflict of interest with Digimarc, or that otherwise might interfere with the business of Digimarc or any Affiliate or the performance of Executive’s duties and obligations to Digimarc.  So that Digimarc may be aware of the extent of any other demands upon Executive’s time and attention, Executive shall disclose in confidence to Digimarc the nature and scope of any other business activity in which he is or becomes engaged during the Term.

4.             COMPENSATION AND BENEFITS.

As compensation for Executive’s services, Executive will receive a cash salary and bonus and participate in stock-based compensation plans, subject to the terms and conditions set forth in this Agreement.

a.             Salary.  Executive will be paid a salary of $410,000 per year commencing on the Effective Date through December 31, 2008, a salary of $450,000 per year commencing on January 1, 2009 through December 31, 2009, a salary of not less than $470,000 per year commencing on January 1, 2010 through December 31, 2010, and a salary of not less than $495,000 per year commencing on January 1, 2011 through the end of the Term.  All salary shall be payable in such installments as are consistent with Digimarc’s general payroll practices as they may be amended, by Digimarc in its sole discretion, during the Term. Digimarc will review Executive’s salary prior to the end of each anniversary of the Effective Date during the Term in light of (i) Executive’s performance and data from a mutually agreeable compensation consultant regarding compensation of similarly situated executives and (ii) the performance of Digimarc on a standalone basis and relative to its competitors and its position in its markets.  All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.

b.             Performance Bonus.  Executive shall be eligible for a performance bonus, in an amount not exceeding $135,000, with respect to the period beginning on August 1, 2008 and ending on December 31, 2008, based on the Board’s assessment of Executive’s performance against mutually agreed upon objectives.  Executive must be employed with Digimarc on December 31, 2008 in order to receive any bonus.  Executive will not participate in Digimarc’s executive bonus programs during the remainder of the Term.

c.             Stock options.  Digimarc will make an initial grant of 564,000 stock options to Executive on the date that the Compensation Committee of the Board first grants options to any Digimarc employees (“Initial Grant”).  Digimarc will consider granting additional stock options to Executive consistent with general market practices for similarly situated executives as determined by periodic market surveys and analyses performed by a mutually agreeable compensation consultant.  All such options shall be subject to the terms and conditions of Digimarc’s Incentive Plan.

d.             Flexible Time Off. Executive will be entitled to flexible time off consistent with that generally provided to other executives of Digimarc.

e.             Life Insurance. Digimarc shall promptly reimburse Executive for the premiums payable during the Term for a term life insurance policy, with Executive as beneficiary, that will pay Executive’s estate a death benefit of $900,000, provided Executive requests such reimbursement and provides Digimarc with evidence reasonably satisfactory to

Digimarc of the amount of such premiums and the fact that such premiums have been paid.  Such request must be made and such evidence provided no later than the January 31 immediately following the end of the calendar year in which Executive pays such premium.  (In lieu of reimbursement, Digimarc may, in its sole and absolute discretion, elect to pay such premiums directly to the insurance company.)  Executive agrees to use his best efforts to apply for and obtain such policy, including submitting to physical examinations and taking such other actions as may be necessary to obtain such policy.

f.              Other Benefits. Except as specifically provided elsewhere in this Agreement, Digimarc will provide Executive with the same health, disability, retirement, death and other fringe benefits as are generally provided to other executives of Digimarc.  The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as it may be amended from time to time.  Digimarc reserves the ability, in its sole discretion, to adjust Executive’s benefits under this Agreement provided that such adjustments generally apply to all executive officers.

5.             TERMINATION.

a.             Executive’s employment will terminate automatically upon Executive’s death.

b.             Executive’s employment will terminate automatically on the last day of the calendar month in which Digimarc determines that Executive is permanently disabled.  For purposes of this Agreement, “permanent disability” shall be defined as disability due to illness, accident or otherwise that renders Executive unable to perform his regular duties for a period of more than three (3) months.

c.             Digimarc may terminate Executive’s employment under this Agreement at any time (i) immediately for Cause, or (ii) without cause upon thirty (30) days written notice to Executive.  “Cause” means (i) any act of personal dishonesty by Executive in connection with his responsibilities as an officer or employee of Digimarc, (ii) Executive’s conviction of a felony, (iii) any act by Executive which constitutes gross negligence or willful misconduct, (iv) any material violation by Executive of his employment duties provided that if such violation is curable, it has not been cured within (30) days after delivery to Executive of a written demand for cure, or (v) any act that would constitute a material violation of Digimarc’s code of conduct or code of ethics or a material violation of any restrictive covenants contained in this Agreement or any other agreement between Digimarc and Executive or any Digimarc plan or program.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the independent members of the Board (i.e., excluding Executive).

d.             Executive may terminate his employment under this Agreement for “Good Reason” (as defined below) at any time upon thirty-one (31) days prior written notice to

Digimarc.  “Good Reason” means any of the following events, if done without Executive’s prior written consent:  (i) a material reduction in Executive’s authority, duties or responsibilities; (ii) a material reduction in Executive’s salary or bonus target other than as specifically set forth in this Agreement or (iii) relocation of Executive’s geographic work location to a location that is more than 50 miles from the Executive’s geographic work location on the Effective Date, except for required travel in furtherance of Digimarc’s business to the extent consistent with Executive’s duties.  Notwithstanding any provision in this Agreement to the contrary, termination of employment by Executive will not be for Good Reason unless (i) Executive notifies Digimarc in writing of the existence of the condition which Executive believes constitutes Good Reason within ninety (90) days of the Executive having actual knowledge of the initial existence of such condition (which notice specifically identifies such condition), (ii) Digimarc fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Executive actually terminates employment within sixty (60) days after the expiration of the Remedial Period and before Digimarc remedies such condition.  If Executive terminates employment before the expiration of the Remedial Period or after Digimarc remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.

e.             Executive may otherwise voluntarily terminate his employment at any time upon thirty (30) days prior written notice to Digimarc.

6.             EFFECTS OF TERMINATION.

a.             If Executive’s employment is terminated by reason of Executive’s death or permanent disability under either Section 5(a) or Section 5(b), all Digimarc obligations under this Agreement will end except that (i) Executive’s unvested stock options and restricted stock that would have vested if Executive’s employment with Digimarc had continued for an additional twenty-four (24) months following the termination date will immediately vest and become exercisable, (ii) Executive’s right to exercise vested stock options will expire on the earliest of (A) the second anniversary of the date of death or termination due to disability, (B) the latest date the particular option could have expired by its original terms under any circumstances, or (C) the tenth anniversary of the original date of grant of the particular option; and (iii) if Executive’s employment is terminated by reason of Executive’s death and Executive has been unable to obtain the life insurance policy on Executive’s life as set forth in Section 4(e), Executive will receive salary continuation payments (at the salary rate in effect on the termination date) according to Digimarc’s standard payroll schedule for the six (6) month period beginning immediately after Executive’s termination date (and, for purposes of Code Section 409A, each such installment shall be treated as a separate payment).

b.             If Digimarc terminates Executive for Cause or Executive voluntarily terminates his employment (except for a termination for Good Reason under Section 5(d)), all Digimarc obligations under this Agreement will end except for payment of any

Compensation payable under Section 4 for services performed prior to termination and reimbursement of properly authorized business expenses incurred by Executive prior to termination.

c.             If Digimarc terminates Executive without Cause under Section 5(c) or Executive terminates his employment for Good Reason under Section 5(d), in both cases other than following a Change of Control, all Digimarc obligations under this Agreement will end, except that (i) Executive’s unvested stock options and restricted stock that would have vested if Executive’s employment with Digimarc had continued for an additional twenty-four (24) months following the termination date will immediately vest and become exercisable, (ii) Digimarc will continue to pay salary to Executive for two years from the date of termination (at the salary rate in effect on the termination date) according to Digimarc’s standard payroll schedule, and (iii) if Executive and Executive’s spouse and dependent children are eligible for and timely (and properly) elect COBRA continuation coverage under Digimarc’s group health plan(s) pursuant to COBRA, Digimarc will pay the premium for such coverage for a period of twenty-four (24) months following Executive’s termination date or until Executive is no longer entitled to COBRA continuation coverage under Digimarc’s group health plan(s), whichever period is shorter; provided, however, that Executive shall not be entitled to any of the benefits described in this Section 6(c) if he breaches Sections 8 or 9 of this Agreement.  The compensation described in Section 6(c)(ii) will be paid according to Digimarc’s standard payroll schedule from the date of termination, as if Executive had not been terminated, and, for purposes of Code Section 409A, each such installment shall be treated as a separate payment.  Executive’s right to exercise vested stock options will expire on the earliest of (A) the first anniversary of the termination date, (B) the latest date the particular option could have expired by its original terms under any circumstances, or (C) the tenth anniversary of the original date of grant of the particular option.  Other than as set forth in this Section 6(c), Digimarc shall have no other obligations to Executive under this Agreement.

d.             If within eighteen (18) months after a Change of Control, Digimarc terminates Executive without Cause under Section 5(c), or Executive terminates his employment for Good Reason under Section 5(d), then, all Digimarc obligations under this Agreement will end, except that (i) Executive’s unvested stock options and restricted stock will immediately and fully vest and become exercisable, (ii) Digimarc will continue to pay salary and bonus to Executive for two years from the date of termination (at the salary rate and target bonus rate in effect on the termination date) according to Digimarc’s standard payroll schedule, and (iii) if Executive and Executive’s spouse and dependent children are eligible for and timely (and properly) elect COBRA continuation coverage under Digimarc’s group health plan(s) pursuant to COBRA, Digimarc will pay the premium for such coverage for a period of twenty-four (24) months following Executive’s termination date or until Executive is no longer entitled to COBRA continuation coverage under Digimarc’s group health plan(s), whichever period is shorter; provided, however, that Executive shall not be entitled to any of the benefits described in this Section 6(d) if  he breaches Sections 8 or 9 of this Agreement.  The compensation described in

Section 6(d)(ii) will be paid according to Digimarc’s standard payroll schedule from the date of termination, as if Executive had not been terminated, and, for purposes of Code Section 409A, each such installment shall be treated as a separate payment.  Executive’s right to exercise vested stock options will expire on the earliest of (A) the first anniversary of the termination date, (B) the latest date the particular option could have expired by its original terms under any circumstances, or (C) the tenth anniversary of the original date of grant of the particular option.  Other than as set forth in this Section 6(d), Digimarc shall have no other obligations to Executive under this Agreement.  Solely for purposes of this Section 6(d), the Term shall be deemed to be extended to the date that is eighteen (18) months after a Change of Control that occurs within the original Term.

e.             Digimarc makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to Digimarc or any of its affiliates.  Executive, by executing this Agreement, shall be deemed to have waived any claim against Digimarc and its affiliates with respect to any such tax, economic or legal consequences.  However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Executive’s employment are intended to mean Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i).  In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), at the time of his “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service,” shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day following the date that is six months after Executive’s separation from service.  Moreover, the parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code

Section 409A, while preserving to the maximum extent possible the essential economics of Executive’s rights under the Agreement.

f.              If the Term ends as a result of the expiration of the Term on its scheduled end date without renewal, all Digimarc obligations under this Agreement will end except for payment of any Compensation payable under Section 4 for services performed prior to expiration and reimbursement of properly authorized business expenses incurred by Executive prior to expiration; provided, however, that if Executive’s employment is thereafter terminated without Cause as defined in Section 5(c) or Executive terminates his employment for Good Reason as defined in Section 5(d), in both cases other than following a Change of Control (which is governed by Section 6(d)), all unvested stock options in the Initial Grant will immediately vest and become exercisable.

g.             As a condition to receiving benefits under this Section 6, Executive must sign a general waiver and release in the form provided by the Digimarc within sixty (60) days of the termination date, which form shall be substantially similar in coverage to the release contained in Section 10 hereof and conditioned on Digimarc’s provision of such benefits.  Failure to return the release within such sixty (60)-day period will result in the forfeiture of any and all benefits hereunder.

7.             EXCISE TAXES.

a.             In the event that Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock options) under this Agreement or under any other plan, agreement or arrangement with Digimarc, any person whose actions result in any change described in Code Section 280G(b)(2)(A)(i) (a “Section 280G Transaction”) or any person affiliated with Digimarc or such person (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G (collectively, the “Potential Parachute Payments”) and it is determined that any of the Payments will be subject to any excise tax pursuant to Code Section 4999 or any similar or successor provision (the “Excise Tax”), Digimarc shall pay to Executive an additional lump sum cash payment in an amount (the “Gross-Up Payment”) such that the net amount retained by Executive from the Payments and the Gross Up Payment shall be as if the Excise Tax did not apply to Executive.  The Gross-Up Payment, if any, shall be made by Digimarc to Executive within thirty (30) calendar days of the receipt of the written determination by the Tax Advisor pursuant to Section 7(b); provided, however, that the Gross-Up Payment shall in all events be paid by the end of the taxable year that immediately follows the taxable year in which the related Excise Tax on a Payment is remitted to the relevant taxing authorities.

b.             All calculations and determinations under this Section 7, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an independent accounting firm or independent tax counsel appointed by Digimarc (the “Tax Advisor”).  All determinations made by the Tax Advisor under this Section 7 shall be conclusive and binding on both Digimarc and Executive, and Digimarc shall cause the Tax Advisor to provide its determinations and any supporting calculations with respect to Executive to Digimarc and Executive.  Digimarc shall bear all fees and expenses charged by the Tax Advisor in connection with its services.  For purposes of making the calculations and determinations under this Section 7, after taking into account the information provided by Digimarc and Executive, the Tax Advisor may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999.  Digimarc and Executive shall furnish the Tax Advisor with such information and documents as the Tax Advisor may reasonably request to assist the Tax Advisor in making calculations and determinations under this Section 7.

8.             TERMINATION OBLIGATIONS.

a.             Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Digimarc and shall be returned promptly to Digimarc at the end of the Term.

b.             All benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Digimarc.

c.             Effective at the end of the Term, Executive shall be deemed to have resigned from all offices and directorships then held with Digimarc or any Affiliate.

d.             The representations and warranties contained in this Agreement and Executive’s obligations under this Section 8 on Termination Obligations and Section 9 on Proprietary Information shall survive the termination of this Agreement.

e.             Following any termination of this Agreement, Executive shall fully cooperate with Digimarc in all matters relating to the winding up of pending work on behalf of Digimarc and the orderly transfer of work to other executives of Digimarc.  Executive shall also cooperate in the defense of any action brought by any third party against Digimarc that relates in any way to Executive’s acts or omissions while employed by Digimarc.

f.              Prior to beginning any employment within two (2) years following the end of the Term, Executive shall first provide Digimarc with the name and address of his prospective employer so that Digimarc may provide the new employer with a copy of this Agreement.

9.             PROPRIETARY INFORMATION AND COVENANT NOT TO COMPETE.

a.             Defined.  “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Digimarc, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of Digimarc in the course of his or her employment or otherwise produced or acquired by or on behalf of Digimarc.  All Proprietary Information not generally known outside of Digimarc’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.”  Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:  (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects;  (ii) information about costs, profits, markets, sales, and lists of customers or clients;  (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information.  Executive should consult any Digimarc procedures instituted to identify and protect certain types of Confidential Information, which are considered by Digimarc to be safeguards in addition to the protection provided by this Agreement.  Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

b.             General Restrictions on Use.  During the Term, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Digimarc and as is necessary to carry out his responsibilities under this Agreement.  Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Digimarc.  The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by Digimarc.

c.             Location and Reproduction.  Executive shall maintain at his work station and/or any other place under his control only such Confidential Information as he has a current “need to know.”  Executive shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists.  Executive shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

d.             Prior Actions and Knowledge.  Executive represents and warrants that from the time of his first contact with Digimarc, he has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of Digimarc, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

e.             Third-Party Information.  Executive acknowledges that Digimarc has received and in the future will receive from third parties their confidential information subject to a duty on Digimarc’s part to maintain the confidentiality of this information and to use it only for certain limited purposes.  Executive agrees that he owes Digimarc and these third parties, during the Term and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with Digimarc’s agreement with third parties.

f.              No Competition.  In the interest of preventing the use or disclosure of Confidential Information in breach of the preceding subsections and in consideration for Digimarc agreeing to make the post-termination payments to Executive described in Section 6,  Executive shall not, during the Term and for a period equal to the longer of (i) one (1) year or (ii) the period during which Executive is receiving severance payments under Section 6 hereof following the end of the Term, for any reason, perform work for any of Digimarc’s business competitors whether as an employee or as a consultant, and shall not serve as a director, partner, agent or shareholder of such competitor (except that Executive may hold less than 5% of the outstanding stock of any public company for investment purposes).

g.             Misuse of Confidential Information.  Executive agrees that for a period equal to the longer of (i) one (1) year or (ii) the period during which Executive is receiving severance payments under Section 6 hereof following the end of the Term, he shall not, directly or indirectly, (i) divert or attempt to divert from Digimarc (or any Affiliate) any business of any kind in which it is engaged; or (ii) employ or recommend for employment any person employed by Digimarc (or any Affiliate), unless Executive can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information.

h.             Interference with Business.  In order to avoid disruption of Digimarc’s business, Executive agrees that for a period equal to the longer of (i) one (1) year or (ii) the period during which Executive is receiving severance payments under Section 6 hereof following the end of the Term, he shall not, directly or indirectly, (i) solicit any customer of Digimarc (or any Affiliate) known to Executive during the Term to have been a customer; or (ii) solicit for employment any person employed by Digimarc (or any Affiliate).

10.          RELEASE.

In consideration for Digimarc agreeing to make the post-termination payments to Executive, Executive hereby releases Digimarc and Old Digimarc from any and all claims of any kind, known or unknown, arising out of or related to Executive’s employment by Old Digimarc, excluding worker’s compensation claims and claims for unemployment compensation, and agrees not to bring a claim or lawsuit based on or related to the released claims.  The claims Executive is releasing include, without limitation, all claims that Executive may have under that certain Employment Agreement dated July 16, 2001 between Digimarc and Executive, for breach of contract, for “torts,” (civil wrongs or injuries), or under Title VII of the Civil Rights Act of 1964; the Age Discrimination in

Employment Act, except that this Agreement does not release any claims under that Act that may arise after the signing of this Agreement; the Equal Pay Act; the Americans with Disabilities Act; and all other applicable federal, state or local laws.  The release Executive is giving releases not only all claims Executive may have against Digimarc and Old Digimarc, but also all claims Executive may have against their  respective past and present shareholders, officers, directors, agents, employees, representatives, attorneys, parents, subsidiaries, affiliates, benefit plans, predecessors, successors, transferees and assigns.  It also releases such claims of anyone else Executive can bind in this Agreement, such as Executive’s heirs and assigns.  Executive understands that Executive is releasing potentially unknown claims, and that Executive has limited knowledge with respect to some of the claims being released.  Executive agree that this release is fairly and knowingly made.  Executive assume the risk of any mistake in entering into this Agreement.  Excluded are claims under this Agreement and any future claims under employee benefit plans in which Executive may have participated.  In addition, this Agreement is not intended to release any claims which as a matter of law or public policy cannot be released.

11.          NOTICES.

Any notice to be given hereunder by Digimarc to Executive will be deemed to be given if delivered to Executive in person, or if mailed to Executive, by certified mail, postage prepaid, return receipt requested, at his address last shown on the records of Digimarc.  Any notice to be given by Executive to Digimarc will be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested to the Chief Financial Officer at Digimarc’s principal executive office, unless Executive or Digimarc will have duly notified the other party in writing of a change of address. If mailed, notice will be deemed to have been given when deposited in the mail as set forth above; provided, however, that solely for purposes of Section 5(d), Executive shall not be deemed to have given Digimarc notice of his termination for Good Reason (or of the event constituting Good Reason) until such time as Digimarc receives Executive’s written notice thereof.

12.          AMENDMENTS.

This Agreement will not be modified or discharged, in whole or in part, except by an agreement in writing signed by an executive officer of Digimarc other than Executive on the one hand, and Executive on the other hand.

13.          ENTIRE AGREEMENT.

This Agreement, together with any and all other written agreement(s) made contemporaneously herewith and applicable options and benefits plans of Digimarc, constitute the entire agreement between the parties with respect to Executive’s employment by Digimarc from and after the Effective Date. The parties are not relying on any other representation or understanding with respect thereto, express or implied, oral or written. This Agreement, as supplemented by such contemporaneous agreement(s), supersedes any prior employment agreement, written or oral, of Digimarc with respect to Executive, and including the Employment Agreement between Old Digimarc and Executive dated July 16, 2001.

14.          CAPTIONS.

The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof.

15.          BINDING EFFECT.

The rights and obligations of Digimarc hereunder will inure to the benefit of, and will be binding upon, Digimarc and its respective successors and assigns, and the rights and obligations of Executive hereunder will inure to the benefit of, and will be binding upon, Executive and his heirs, personal representatives and estate.  All references in this Agreement to “Digimarc” will be deemed to include its successors and assigns.

16.          SEVERABLE PROVISIONS.

If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect..

17.          GOVERNING LAW.

This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Oregon.

18.          INTERPRETATION.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

19.          EMPLOYEE ACKNOWLEDGEMENT.

Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

DIGIMARC CORPORATION		EXECUTIVE

By:	/s/ Robert P. Chamness	/s/ Bruce Davis
Its:	Robert P. Chamness EVP, CLO & Secretary	BRUCE DAVIS